                                                                   Exhibit 99.2

         CONFIDENTIAL TREATMENT REQUESTED BY RESPONSE ONCOLOGY, INC.
- -------------------------------------------------------------------------------

                               SERVICE AGREEMENT

                                  BY AND AMONG

                   RESPONSE ONCOLOGY OF FT. LAUDERDALE, INC.

               SOUTHEAST FLORIDA HEMATOLOGY ONCOLOGY GROUP, P.A.

                                      AND

     STOCKHOLDERS OF SOUTHEAST FLORIDA HEMATOLOGY ONCOLOGY ASSOCIATES, P.A.

                                  July 1, 1996


- -------------------------------------------------------------------------------

                               SERVICE AGREEMENT

         THIS SERVICE AGREEMENT dated as of July 1, 1996 by and among RESPONSE ONCOLOGY OF FT. LAUDERDALE, INC., a Florida corporation ("Response"), SOUTHEAST FLORIDA HEMATOLOGY ONCOLOGY GROUP, P.A., a Florida professional association (the "Provider") and THE STOCKHOLDERS OF SOUTHEAST FLORIDA HEMATOLOGY ONCOLOGY ASSOCIATES, P.A. (the "Stockholders").


                                   RECITALS:

         WHEREAS, Response is in the business of owning certain assets of and managing and operating medical clinics, and providing support services to and furnishing medical practices with the necessary facilities, equipment, personnel, supplies and support staff to operate a medical practice;




         WHEREAS, the Provider desires to retain Response to perform the practice management functions described herein in order to permit the Provider and its employees to devote substantially full time and efforts on a concentrated and continuous basis to the rendering of medical services to patients;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, effective July 1, 1996, the Provider, the Stockholders and Response agree to the terms and conditions provided in this Agreement.

                                   ARTICLE 1.
                          RELATIONSHIP OF THE PARTIES

         1.1. Independent Relationship. The Provider and Response intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Notwithstanding the authority granted to Response herein, Response and the Provider agree that the Provider shall retain the authority to direct the medical, professional, and ethical aspects of its medical practice. The Provider shall have absolute control over all matters pertaining to physician compensation, benefits, vacation, leave time, office hours, call schedules and other physician-related matters. Each party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that party.

         1.2. Responsibilities of the Parties. As more specifically set forth herein, Response shall provide the Provider with offices and facilities, equipment, supplies, support personnel, and management and financial advisory services. As more specifically set forth herein, the Provider shall be responsible for the recruitment and hiring of Physicians and all issues related to medical practice patterns and documentation thereof. Notwithstanding anything herein to the contrary, no "designated health service" as defined in 42 U.S.C. Section 1395nn, including any amendments or successors thereto, shall be provided by Response under this Agreement.

         1.3. Provider's Matters. Matters involving the internal agreements and finances of the Provider, including the distribution of professional fee income among individual Physician Stockholders (as hereinafter defined), tax planning, and pension and investment planning (and expenses relating solely to these internal business matters), and hiring, firing and licensing of Non-Physician Employees (hereinafter defined) shall remain the sole responsibility of the Provider and the individual Physician Stockholders.

         1.4. Patient Referrals. The parties agree that the benefits to the Provider hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by Response to any of the Provider's patients in any facility or laboratory controlled, managed or operated by Response.

         1.5. Professional Judgment. Each of the parties acknowledges and agrees that the terms and conditions of this agreement pertain to and control the business and financial relationship between and among the parties but do not pertain to and do not control the professional and clinical relationship between and among the Provider, the Provider's employees, and the Provider's patients. Nothing in this Agreement shall be construed to alter or in any way affect the legal, ethical and professional relationship between and among the Provider and the Provider's patients, nor shall anything contained in this Agreement abrogate any right, privilege, or obligation arising out of or applicable to the physician-patient relationship.


                                   ARTICLE 2.
                                  DEFINITIONS

         2.1. Definitions. For the purposes of this Agreement, the following definitions shall apply:

         Financial and Accounting Definitions:

                 (a) "Account Debtor" shall mean an account debtor or any other Person obligated in respect of an Account Receivable.

                 (b) "Accounts Receivable" shall mean, with respect to the Provider, all accounts and any and all rights to payment of money or other forms of consideration of any kind now owned or hereafter acquired (whether classified under the Uniform Commercial Code as accounts, chattel paper, general intangibles, or otherwise) for goods sold or leased or for services rendered by the Provider, including, but not limited to, accounts receivable, proceeds of any letters of credit naming the Provider as beneficiary, chattel paper, insurance proceeds, contract rights, notes, drafts, instruments, documents, acceptances, and all other debts, obligations and liabilities in whatever form from any other Person, provided that cash, checks and credit card purchases are not included in the definition of Accounts Receivable.

                 (c) References to "amounts recorded" shall mean all amounts recorded or recordable in accordance with GAAP (hereinafter defined), including, without limitation, all billed Physician Services Revenue hereinafter defined and Non-Physician Revenue hereinafter defined, earned Capitation Revenue hereinafter defined and all expenses that are subject to accrual under GAAP.

                 (d) "Ancillary Clinic Expenses" shall mean all amounts recorded comprising items described in the definition of Clinic Expenses below that are directly attributable to the delivery of Ancillary Services (hereinbelow defined), including interest on indebtedness incurred by Reponse to finance the delivery of such Ancillary Services.

                 (e) "Ancillary Net Operating Income" shall mean the excess (if any) of Ancillary Revenue over Ancillary Clinic Expenses.

                 (f) "Ancillary Revenue" shall mean all amounts recorded as Practice Revenue that are directly attributable to the delivery of Ancillary Services.

                 (g) "Annual Surplus" shall mean (A) Practice Revenue (hereinafter defined) less Ancillary Revenue, reduced by (B) the sum of Clinic Expenses (except Ancillary Clinic Expenses), Practice Retainage and the Base Portion of the Base Service Fee

                 (h) "Bad Debt Allowance" shall mean, with respect to Accounts Receivable, an allowance for uncollectible Accounts Receivable determined based on a methodology approved by the Oversight Committee.

                 (i) "Base Service Fee" shall mean the Base Service Fee as set forth on Schedule A hereto.

                 (j) "Base Portion" of the Fixed Portion of the Service Fee shall have the meaning set forth on Schedule A hereto.

                 (k) "Capitation Revenue" shall mean amounts recorded consisting of revenue from managed care organizations, where payment is made periodically on a per member basis, administration payments, co-payments and all other payments by managed care organizations, including, without limitation, managed care variable expense bonuses, hospital expense bonuses or any other bonus or payment which rewards the Provider for its medical performance under any managed care arrangement.

                 (l) "Clinic Expenses" shall mean all amounts recorded comprising the expenses incurred in the operation of any Clinic, including, without limitation:

                          (A) Non-Physician Employee Compensation (hereinafter defined), regardless of by whom paid, salaries, benefits and other direct costs of any Executive Director employed pursuant to Section 5.6 below and all personnel employed by Response at a Clinic;

                          (B)  obligations of Response under leases or
                 subleases of facilities and personal property utilized by the Provider, including, without limitation, Clinics and medical offices, medical, laboratory and other equipment utilized by the Provider;

                          (C) personal property and intangible taxes assessed against properties and assets utilized by the Provider or otherwise deployed in any Clinic commencing on the date of this Agreement; and

                          (D) other ordinary, necessary and reasonable expenses incurred by Response in carrying out its obligations under this Agreement, including, without limitation, depreciation on equipment utilized in the Clinics, interest on secured loans incurred to purchase Clinic equipment, insurance (except professional liability of physicians, which will remain a physician expense), laundry, supplies, cost of goods sold from inventory, utilities, telephone service, printing, stationery, advertising, postage, medical transcribing and waste disposal.

                 All Clinic Expenses shall be computed in accordance with GAAP. To the extent expenses incurred benefit multiple clinics, such Clinic Expenses shall be allocated among such Clinics benefiting from such expenditure as Response shall reasonably determine with the approval of the Oversight Committee. Clinic Expenses shall not include (i) Physician Expense, (ii) any corporate overhead charges of Response (which shall include amortization of any intangible asset related to this Service Agreement), (iii) any capital expenditures incurred by Response pursuant hereto, except to the extent provided herein, (iv) any federal or state income taxes, and (v) any expenses which are expressly designated herein as expenses or responsibilities of and are paid by the Provider.

                 (m) "Clinic Expense Portion" of the Service Fee shall have the meaning set forth in Section 8.1 below.

                 (n) "Fee Adjustment" shall mean any adjustment for any discount, non-allowed contractual or other adjustment under Medicare, Medicaid, any preferred provider plan, workers' compensation plan, employee/dependent health care benefit program or other contractual arrangement between the Provider and any Third Party Payor, and any professional courtesy or other reasonable and customary discount that results in fee revenue not being collected.

                 (o) "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession or prescribed by the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the historic practices used by Response.

                 (p) "Governmental Receivables" shall mean an Account Receivable of the Provider which (i) arises in the ordinary course of business of the Provider, (ii) has as its Third Party Payor the United States of America or any state or any agency or instrumentality of the United States of America or any state which makes any payments with respect to Medicare or Medicaid or with respect to any other program (including CHAMPUS) established by federal or state law, and (iii) is required by federal or state law to be paid or to be made to the Provider as a health care provider. Governmental Receivables shall not, however, refer to amounts payable by private insurers under contract to provide benefits under the Federal Employee Health Benefit Program.

                 (q) "Non-Physician Employee Compensation" shall mean all amounts recorded as salaries, wages (including overtime), benefits, payroll taxes and other compensation expense by the Provider in respect of Non-Physician Employees (hereinafter defined), which shall be a Clinic Expense regardless of who shall pay same.

                 (r) "Percentage Portion" of the Fixed Portion of the Service Fee shall have the meaning set forth in Schedule A below.

                 (s) "Performance Fee" shall mean an amount payable to Response on a calendar-year basis as computed pursuant to the formula set forth in Schedule A hereto.

                 (t) "Physician Expense" shall mean the sum of (i) salaries, bonuses and other compensatory payments to Physicians (hereinafter defined) employed by or otherwise performing services for the Provider, including Physician Stockholders; (ii) perquisites and benefits provided to such persons; (iii) travel and entertainment expense, continuing education expense, professional liability expense and other expenses and payments that primarily benefit such persons; provided, however, that any such expense incurred at the direction of Response shall not be a Physician Expense and shall instead be a Clinic Expense; and (iv) payroll taxes in respect of any of the foregoing.

                 (u) "Physician Services Revenue" shall mean all amounts recorded as fees and revenue (net of Fee Adjustments and Bad Debt Allowance) by or on behalf of the Provider or received directly by Physicians as a result of professional medical services furnished to patients by Physicians and Non-Physician Employees, whether rendered in an inpatient or outpatient setting, and excluding any items approved pursuant to Section 4.2(c) below, and specifically including amounts paid directly to the Physicians by North Broward Hospital and VITAS.

                 (v) "Practice Retainage" shall mean an amount equal to the percentage of Practice Revenue (less Ancillary Revenue) set forth on Schedule A hereto.

                 (w) "Practice Revenue" shall mean the sum of all amounts recorded by the Provider as Physician Services Revenue and Capitation Revenue and other revenue (including chemotherapy and other drug revenue) attributable to the conduct of the Provider's medical practice, but shall specifically exclude profits from any investment of the Provider in any partnership, joint venture, corporation, professional association and any other revenue not derived from the providing of services by employees of the Provider or Response.

                 (x) "Service Fee" shall mean the sum of the Base Service Fee and the Performance Fee (if any).

         Other Definitions:

                 (y) An "Affiliate" of a corporation shall mean (a) any person or entity directly or indirectly controlled by such corporation, (b) any person or entity directly or indirectly controlling such corporation, (c) any subsidiary of such corporation if the corporation has a fifty percent (50%) or greater ownership interest in the subsidiary, or (d) such corporation's parent corporation if the parent has a fifty percent (50%) or greater ownership interest in the corporation. For purposes of this Section 2.1(u), the Provider is not an affiliate of Response.

                 (z) "Ancillary Services" shall mean diagnostic, treatment or other medical services that may from time to time be offered by Provider after the effective date hereof, which were not offered by the Provider or Response on the effective date hereof, and which are delivered by the Provider utilizing equipment and other capitalized assets acquired by Response at a cost in excess of $100,000.

                 (aa) "Applicable Law" shall mean all applicable provisions of constitutions, statutes, rules, regulations, ordinances and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators, and shall include, without limitation, Health Care Law.

                 (ab) "CHAMPUS" shall mean the Civilian Health and Medical Program of the Uniformed Services.

                 (ac) "Clinic" shall mean the practice facility currently utilized by the Provider, and any facility, related business and all medical group business operations which the Provider and Response may, in the future, mutually agree to characterize as a Clinic.

                 (ad) "Employment Agreement" shall mean an employment agreement between each physician now or hereinafter employed by the Provider and the Provider pursuant to which the physician shall be employed by the Provider to provide medical services on behalf of the Provider, which Employment Agreement shall be substantially in the form set forth as
         Exhibit 7.1 hereof.

                 (ae) "Governmental Authority" shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, board, body, agency, bureau or entity or any arbitrator with authority to bind a party at law.

                 (af) "Health Care Law" shall mean any Applicable Law regulating the acquisition, construction, operation, maintenance or management of a health care practice, facility, provider or payor, including without limitation 42 U.S.C. Section 1395nn and 42 U.S.C.
         Section 1320a-7b.

                 (ag) "Liquidated Damages Amount" shall mean an amount equal to the Liquidated Damages Amount set forth on Schedule A hereto.

                 (ah) "Medicaid" shall mean any state program pursuant to which health care providers are paid or reimbursed for care given or goods afforded to indigent persons and administered pursuant to a plan approved by the Health Care Financing Administration under Title XIX of the Social Security Act.

                 (ai) "Medicare" shall mean any medical program established under Title VIII of the Social Security Act and administered by the Health Care Financing Administration.

                 (aj) "Necessary Authorization" shall mean with respect to the Provider all Medicare/Medicaid Provider Numbers, certificates of need, authorization, certifications, consents, approvals, permits, licenses, notices, accreditations and exemptions, filings and registrations, and reports required by Applicable Law, including, without limitation, Health Care Law, which are required, necessary or reasonably useful to the lawful ownership and operation of the Provider's business.

                 (ak) "Oversight Committee" shall mean a five (5) member committee established pursuant to Section 4.1. Except as otherwise provided, the act of a majority of the votes by members of the Oversight Committee shall be the act of the Oversight Committee. In the event that one or more of the Provider designees on the Oversight Committee shall have a conflict with respect to the matter to be voted on by the Oversight Committee, then the remaining Provider designees shall have the right to cast the vote of such designee on the matter under consideration.

                 (al) "Person" shall mean an individual, corporation, partnership, joint venture, trust, association, or unincorporated organization, or a government or any agency or political subdivision thereof including, without limitation, a Third Party Payor.

                 (am) "Physician" shall mean any medical doctor employed by the Provider or with whom the Provider has entered into independent contractor or other non-employee relationships.

                 (an) "Non-Physician Employees" shall mean all persons other than Physicians who deliver billable medical or health care services under the direction of the Provider and its Physicians or are otherwise under contract with the Provider to provide professional services to Clinic patients and, in each case, who are duly licensed to provide professional medical services in the State of Florida.

                 (ao) "Physician Extender Personnel" shall mean employees of Response who deliver patient care services to the Provider, including without limitation nurse anesthetists, physician assistants, registered and licensed practical nurses, nurse practitioners, psychologists, and other such persons except Physicians and Non-Physician Employees.

                 (ap) "Physician Stockholders" shall mean those Physicians who are from time to time hereafter members of the Provider.

                 (aq) "Practice Assets" shall have the meaning ascribed to that term in Section 11.5 of this Agreement.

                 (ar) "Provider" shall have the meaning set forth in the initial paragraph hereof.

                 (as) "Provider Event of Default" shall have the meaning ascribed to such term in Section 11.4 hereof.

                 (at) "Purchase Agreement" shall mean that certain Purchase Agreement dated as of July 1, 1996 by and among Responseand the Stockholders.

                 (au) "Remaining Physician Stockholder" shall mean any Physician Stockholder who shall have been a Stockholder at the effective time of this Agreement and who, at any time within one (1) year prior to the occurrence of a Provider Event of Default shall have been a Physician Stockholder; provided, however, that such term shall not include any Stockholder who shall have, within such one year period, ceased to be a Physician Stockholder by reason of death, total disability (as defined in the Physician Stockholder's Employment Agreement), or retirement at age 55 or with the consent of the Oversight Committee.

                 (av) "Response" shall mean Response Oncology of Ft. Lauderdale, Inc., a Florida corporation.

                 (aw) "Response Event of Default" shall have the meaning ascribed to such term in Section 11.3 of this Agreement.

                 (ax) "Stockholder" shall mean each Stockholder of the Provider as of the date hereof.


                 (ay) "Third Party Payor" shall mean each Person which makes payment under a Third Party Payor Program, and each Person which administers a Third Party Payor Program.

                 (az) "Third Party Payor Program" shall mean Medicare, Medicaid, CHAMPUS, insurance provided by Blue Cross and/or Blue Shield, managed care plans, and any other private health care insurance programs and employee assistance programs as well as any future similar programs.

                                   ARTICLE 3.
                     FACILITIES TO BE PROVIDED BY RESPONSE

         3.1. Facilities. Response shall provide and make available to the Provider for its use in its group medical practice the offices and facilities more fully described in Exhibit 3.1 hereto, the furnishings, fixtures and equipment located thereupon, and shall pay as hereinafter provided all costs (all of which shall be Clinic Expense) of repairs, maintenance and improvements, utility (telephone, electric, gas, water) expenses, normal janitorial services, refuse disposal and all other costs and expenses reasonably incurred in conducting the operations contemplated by this Agreement in each Clinic during the term of this Agreement, including, without limitation, related real or personal property lease cost payments and expenses, taxes and insurance. Response shall comply with all terms and provisions of any lease or other agreement with respect to such facility and shall maintain such facility and equipment used by the Provider in updated, fully operational condition, ordinary wear and tear excepted. Response shall consult with the Provider regarding the condition, use and needs for the offices, facilities and improvements, and any purchase, lease or improvement of any offices, facilities or equipment, or change in any of the foregoing, shall be as directed and/or approved by a majority of the Oversight Committee. Response shall follow all directions of the Oversight Committee in respect of improvements to the offices, facilities and equipment to be used by the Provider. The Provider shall not amend, modify or terminate any sub-lease agreements without the prior written consent of Response.

         3.2 Use of Facilities. The Provider shall not use or occupy any facility or equipment owned or leased by Response for any purpose which is prohibited by any Applicable Law, this Agreement, or the terms of any lease or other arrangement with respect to the use or occupancy of such facility, or which may be dangerous to life, limb, or property (except medical services provided in the ordinary course of business), or which would increase the fire or extended coverage insurance rate on such facility.

                                   ARTICLE 4.
                       DUTIES OF THE OVERSIGHT COMMITTEE

         4.1. Formation and Operation of the Oversight Committee. The parties shall establish an Oversight Committee which shall be responsible for developing management and administrative policies for the overall operation of each Clinic. The Oversight Committee shall consist of five (5) members. Response shall designate, and shall have the right to remove and replace, in its sole discretion, two (2) members of the Oversight Committee. The Provider shall designate, and shall have the right to remove and replace, in its sole discretion, three (3) members of the Oversight Committee. The Oversight Committee shall have the authority to adopt bylaws (which shall include the fixing of a quorum for the conduct of business by the Oversight Committee), establish regular meeting times and places, call special meetings for any purpose and elect a chairman and a secretary who shall preside over and record, respectively, the proceedings at any meeting of the Oversight Committee.
Except as otherwise provided herein, the affirmative vote of a majority of the members of the Oversight Committee shall be required for approval of any action taken thereby.

         4.2. Duties and Responsibilities of the Oversight Committee. The Oversight Committee shall have the following duties and obligations:

                 (a) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to any Clinic shall be reviewed and approved by the Oversight Committee and shall be based upon economic feasibility, physician support, productivity and then current market conditions.

                 (b) Annual Budgets. All annual capital and operating budgets prepared by Response, as set forth in Section 5.2, shall be subject to the review and approval of the Oversight Committee, which shall have the authority to reject individual items in the budget and to fix such amounts so rejected; provided, however, that in the event the Oversight Committee exercises such authority and increases any budget amount by more than ten (10%) percent of the amount proposed by Response and does not propose a commensurate reduction in other budget items reasonably acceptable to Response, then such modification shall be approved by a vote of four-fifths (4/5) of the Oversight Committee.

                 (c) Exceptions to Inclusion in the Physician Services Calculation. The exclusion of any revenue from Practice Revenue, whether now or in the future, shall be subject to the approval by a vote of four-fifths (4/5) of the Oversight Committee. Current approved exceptions are listed in the attached Exhibit 4.2(c).

                 (d) Advertising. All advertising and other marketing of the services performed at any Clinic shall be subject to the prior review and approval of the Oversight Committee.

                 (e) Patient Fees; Collection Policies. As a part of the annual operating budget, in consultation with the Provider and Response, to the extent allowed by Applicable Law, the Oversight Committee shall review and advise the Provider as to an appropriate fee schedule for all physician and ancillary services rendered by the Provider, which fee schedule shall ultimately be determined by the Provider in its sole discretion. In addition, the Oversight Committee shall approve the credit collection policies of any Clinic.


                 (f) Retirement of Stockholders. The Oversight Committee shall determine and act upon the request of any Stockholder to retire before attaining age 55.

                 (g) Provider and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with managed care organizations, institutional health care providers and Third Party Payors shall be made by the Oversight Committee in consultation with Response and the Provider.

                 (h) Strategic Planning. The Oversight Committee shall develop long-term strategic planning objectives.

                 (i) Capital Expenditures. The Oversight Committee shall determine the priority of major capital expenditures benefiting the Clinics.

                 (j) Physician Hiring. Except as provided in Section 15.9 below, the Oversight Committee shall determine the number and type of physicians required for the efficient operation of each Clinic. The approval of the Oversight Committee shall be required for any variations to the restrictive covenants in any physician employment contract.

                 (k) Executive Director. The selection and retention of any Executive Director pursuant to Section 5.6 and the salary and cash fringe benefits of each Executive Director shall be pursuant to the direction and control of the Oversight Committee. If the Provider is dissatisfied with the services provided by any Executive Director, the Provider shall refer the matter to the Oversight Committee. The Oversight Committee shall, in good faith, determine whether the performance of such Executive Director could be brought to acceptable levels through counsel and assistance, or whether the Executive Director's employment should be terminated. Lisa Fox shall initially be retained as Executive Director.

                                   ARTICLE 5.
               ADMINISTRATIVE SERVICES TO BE PROVIDED BY RESPONSE

         5.1. Performance of Management Functions. Response shall provide or arrange for the services set forth in this Article 5, the cost of all of which shall be paid by Response in accordance with this Agreement and included in Clinic Expenses. Response is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate to meet the day-to-day requirements of Clinic operations in accordance with the general standards approved by the Oversight Committee, including, without limitation, performance of some of the business office functions at locations other than a Clinic. The Provider will not act in a manner which would prevent Response from efficiently managing the day-to-day operations of each Clinic in a business-like manner.

         5.2. Financial Planning and Goals. Response shall prepare annual capital and operating budgets reflecting in reasonable detail anticipated revenue and expenses, sources and uses of capital for growth in the Provider's practice and medical services rendered at each Clinic. Response shall determine the amount and form of capital to be invested annually in each Clinic and shall specify the targeted profit margin for each Clinic which shall be reflected in the overall budget. Response realizes that a Clinic may realize opportunities to provide new services and utilize new technologies that will require capital expenditures and anticipates that such opportunities may include outpatient treatment centers, renovations to Clinic facilities, the addition of satellite locations and new and replacement equipment pursuant to
Section 3.1, and new services, including, without limitation, radiation therapy, radiology and stem cell supported high dose chemotherapy. Upon the direction of the Oversight Committee, Response agrees to provide funds to allow the Clinic to provide such new services and to utilize such new technologies. Such budgets shall be presented to the Oversight Committee at least sixty (60) days prior to the end of the preceding calendar year. The Oversight Committee shall us its best efforts to agree upon a budget at least thirty (30) days prior to the end of such preceding Calendar year as provided in Section 4.2(b), and, once approved in such manner, shall be binding upon Response and the Provider unless modified or revised in like manner by the Oversight Committee.

                 5.3. Financial Statements. Response shall prepare monthly, quarterly and annual financial statements on an accrual basis reflecting the results of operations of the Provider. If the Provider desires an audit of any financial statement, the Provider may obtain such an audit at its own expense. Response shall prepare monthly unaudited financial statements containing a combined balance sheet and statements of operations for the Clinics, which shall be delivered to the Provider within thirty (30) days after the close of each calendar month. Notwithstanding the foregoing, Response shall be under no obligation to keep multiple sets of books for cash basis and accrual basis methods of accounting, but shall be entitled to keep one set of books maintained on an accrual basis method of accounting, which shall be converted by workpaper-only entries to the cash basis method of accounting for purposes of tax reporting.

         5.4. Inventory and Supplies. Response shall order and purchase reasonable and requested medical and office inventory, pharmaceuticals and supplies required by the Provider in the day-to-day operations of its medical practice.

         5.5.  Management Services and Administration.

                 (a) The Provider hereby appoints Response as its sole and exclusive manager and administrator of all day-to-day business functions connected with its group medical practice. The Provider agrees that the purpose and intent of this Service Agreement is to relieve the Provider, the Physicians and Non-Physician Employees, to the maximum extent possible, of the administrative, accounting, payroll, accounts payable, personnel and business aspects of its practice, with Response assuming responsibility for and being given all necessary authority to perform these functions. Response agrees that the Provider, and only the Provider, will perform the medical functions of its practice. Response will have no authority, directly or indirectly, to perform, and will not perform, any medical function. Response may, however, advise the Provider as to the relationship between its performance of medical functions and the overall administrative and business functioning of its practice. To the extent that they assist the Provider in performing medical functions, all Physician Extender Personnel performing patient care services obtained and provided by Response shall be subject to the professional direction and supervision of the Provider and, in the performance of such medical functions, shall not be subject to any direction or control by, or liability to, Response, except as may be specifically authorized by the Provider.
                 (b) Response shall, on behalf of the Provider and under the Provider's provider number, bill patients and Third Party Payors, and shall collect the professional fees for medical services rendered by the Provider in each Clinic, for services performed outside a Clinic for the Provider's hospitalized patients, and for all other professional and Clinic services. Response's billing and collection practice shall be consistent with those of comparable, nationally recognized, well managed group medical practices. The Provider hereby appoints Response for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) to bill patients in the Provider's name and on its behalf; (ii) to collect Accounts Receivable resulting from such billing in the Provider's name and on its behalf; (iii) to receive payments from insurance companies, prepayments from health care plans, and payments from all other Third Party Payors; (iv) to take possession of and endorse in the name of the Provider (and/or in the name of an individual Physician, such payment intended for purpose of payment of a Physician's bill) any notes, checks, money orders, insurance payments and other instruments received in payment of Accounts Receivable; and (v) with the advance consent of the Oversight Committee, to initiate collection proceedings in the name of the Provider or any Physician to collect any accounts and monies owed to the Provider, Clinic or any Physician, to enforce the rights of the Provider or any Physician as a creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by any Governmental Authority (or its fiscal intermediaries) as Third Party Payors. All adjustments made for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee shall be done in a reasonable and consistent manner.

                 (c) Response shall design, supervise and maintain custody of all files and records relating to the operation of each Clinic, including but not limited to accounting, billing, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of the Provider and shall be located at Clinic facilities so that they are readily accessible for patient care. The Physicians shall have the obligation to oversee the preparation and maintenance of patient medical records, and to provide such medical information as shall be necessary and appropriate to the clinical function of such records, and to maintain such records so as to ensure the availability of Third-party Payor reimbursement for services rendered. The management of all files and records shall comply with applicable state and federal statutes. Response shall use its best efforts to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement. Response shall indemnify and hold the Provider harmless from and against any monetary loss suffered by the Provider on account of Response's breach of the foregoing confidentiality provisions.

                 (d) Response shall supply to the Provider necessary clerical, accounting, payroll, bookkeeping and computer services, laundry, linen, uniforms, printing, stationary, advertising, postage and duplication services, medical transcribing services and any other ordinary, necessary or appropriate item or service for the operation of a Clinic, the cost of all of which shall be Clinic Expense.

                 (e) Subject to the provisions of Section 4.2(d), Response shall design and implement adequate and appropriate public relations programs on behalf of the Provider, with appropriate emphasis on public awareness of the availability of services at the Provider's Clinics. Any public relations program shall be conducted in compliance with applicable laws and regulations governing advertising by medical professionals and applicable canons or principles of professional ethics governing the Provider and its physicians.

                 (f) Response shall provide the data necessary for the Provider to prepare its annual income tax returns and financial statements, and shall provide payroll and related services for Physicians and Non-Physician Employees. Response shall have no responsibility for the filing of such tax returns, the payment of such income taxes or the cost of preparation of income tax returns or financial statements on behalf of the Provider or any Physician employed thereby.

                 (g) Response shall assist the Provider in recruiting additional Physicians and Non-Physician Employees, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, the Provider shall interview and make the ultimate decision as to the suitability of any Physician or Non-Physician Employee to become associated with a Clinic. All Physicians recruited by Response and accepted by the Provider shall be the sole employees of the Provider, to the extent such Physicians are hired as employees. Subject to the provisions of Section 6.4, any expenses incurred in the recruitment of Physicians or Non-Physician Employees, including, but not limited to, employment agency fees, relocation and interviewing expenses, shall be Clinic Expenses.

                 (h) Subject to the provisions of Section 4.2(g), Response shall negotiate and administer all managed care contracts on behalf of the Provider.

                 (i) Response shall provide for the proper cleanliness of the physical premises occupied and/or utilized by the Provider, and maintenance and cleanliness of the equipment, furniture and furnishings located upon such premises.

         5.6. Executive Director. Subject to the provisions of Section 4.2(k), Response shall recruit, hire and appoint an Executive Director to manage and administer all of the day-to-day business functions of each Clinic (it being understood and agreed that, if reasonable, a single Executive Director may have responsibility for multiple Clinics). Subject to Oversight Committee approval, Response shall determine the salary, bonuses (if any) and fringe benefits of each Executive Director, which salary, bonuses (which may be payable in Response common stock or by issuance of options on Response common stock) and benefits shall, to the extent the same are current expenses under GAAP, be Clinic Expenses. At the direction, supervision and control of Response, the Executive Director, subject to the terms of this Agreement, shall implement the policies established by the Oversight Committee and shall generally perform the duties and have the responsibilities of an administrator. The Executive Director shall be responsible for organizing the agenda for the meetings of the Oversight Committee referred to in Article 4.

         5.7. Personnel. Response shall provide Physician Extender Personnel and other non-physician professional support (other than persons who are required to be Non-Physician Employees) and administrative personnel, clerical, secretarial, bookkeeping and collection personnel reasonably necessary for the conduct of operations at each clinic. Response shall determine and cause to be paid the salaries and fringe benefits of all such personnel, which shall be Clinic Expenses. Such personnel shall be under the direction, supervision and control of Response, with those personnel performing billable patient care services remaining employees of and being subject to the professional supervision of the Provider. If the Provider is dissatisfied with the services of any person, the Provider shall consult with Response. Response shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee's employment should be terminated. All of Response's obligations regarding staff shall be governed by the overriding principle and goal of providing the optimal quality of medical care consistent with the efficient operation of the Clinic. Employee assignments shall be made to assure consistent and continued rendering of the optimal quality medical support services consistent with the efficient operation of the Clinic and to ensure prompt availability and accessibility of individual medical support personnel to Physicians in order to develop constant, familiar and routine working relationships between individual Physicians and individual members of the medical support personnel. Response shall maintain established working relationships wherever possible and Response shall make every reasonable effort consistent with sound business practices to honor the specific requests of the Provider with regard to the assignment of its employees.

         In addition to the foregoing, Response shall advance to the Provider from time to time the amount of any operating deficiency with respect to any new physician who is an employee but not a shareholder of the Provider ("Junior Physician"). Operating deficiency with respect to a Junior Physician is hereby defined as the excess of the amount payable to such Junior Physician pursuant to any salary guarantee over the amount of salary payable to such Junior Physician under the Provider's normal and customary compensation system, as the same may be modified from time to time by the Provider. Upon the earliest to occur of (i) the Junior Physician becoming a shareholder of the Provider, or
(ii) the Junior Physician recognizing billings in excess of his cost (as determined by the Oversight Committee, a "Surplus"), the Provider shall begin repaying the amounts theretofore advanced in respect of such Junior Physician. Such advanced amounts shall be repaid in full within thirty (30) days after the occurrence of the event enumerated (i) above, and, in the event item (ii) above shall occur, shall be repaid as Surplus is recognized, in quarterly amounts equal to such surplus for each quarter, within sixty (60) days after the end of each such quarter; provided, however, that all such advances shall be payable in full by the Provider no later than the third anniversary of the employment date of such Junior Physician.

         5.8. Events Excusing Performance. Response shall not be liable to the Provider for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which Response has no control for so long as such events continue, and for a reasonable period of time thereafter.

         5.9. Compliance with Applicable Laws. Response shall comply with all Applicable Law, in the conduct of its obligations under this Agreement.

         5.10. Quality Assurance. Response shall assist the Provider in fulfilling its obligations to its patients to maintain the optimal quality of medical and professional services consistent with the efficient operation of the Clinic.

         5.11. Provider Bank Accounts. The Provider agrees to establish and maintain two (2) separate bank accounts. One such account, which shall be referred to as the Provider Receipts Account, will be under the sole direct control of the Provider and will be utilized only as a depository for Practice Revenue. Such account shall be subject to, and the Provider agrees to execute and deliver to an appropriate commercial bank, a Lockbox Operating Procedural Agreement, and, pursuant thereto, shall instruct such bank to transfer automatically all amounts deposited in the Provider Receipts Account to the Provider Operating Account. The second account shall be referred to as the Provider Operating Account, and shall be maintained for the purpose of (a) depositing amounts swept from the Provider Receipts Account and advances from the Receivables Line (defined below) pursuant to Section 5.12 and (b) paying
(i) all expenses which are solely the obligation of the Provider, including, without limitation, Physician Expense, up to the amount of Practice Retainage, which shall be paid to a separate bank account under the Provider's sole control, (ii) Clinic Expenses payable directly by the Provider (including, without limitation, Non-physician Employee Compensation), (iii) the Clinic Expense Portion of the Base Service Fee owed pursuant to Section 8.1 of this Agreement, (iv) the Fixed Portion of the Base Service Fee owed pursuant to
Section 8.1 of this Agreement, and (v) other distributions to the Provider, and the distributions shall be made in that order of payment. To the extent Practice Revenue of the Provider is insufficient to pay all amounts set forth above, then any shortage shall be applied in reverse order to the order provided above, with the Practice Retainage being the last item to be reduced by such shortage. Provider hereby designates, constitutes and appoints Response, through its duly authorized officers and employees as approved by the Oversight Committee, as a signatory on the Provider Operating Account, with full power and authority to sign checks and cause drafts and other debits to be made on the Provider Operating Account in the name of the Provider and to otherwise manage the cash resources and flow of the Provider. After the payment of all items described in clauses (b)(i) through (iv) above, the Provider may withdraw amounts for distributions to Physician Members.

         5.12. Credit Line. Response shall from time to time, but no less frequent than monthly, during the term of this Agreement advance to Provider, in readily available United State funds, by wire transfer, intrabank transfer or other electronic means, to be deposited into the Provider Operating Account, an amount (the "Receivables Line") equal to 100% of Accounts Receivable, net of any Bad Debt Allowance and all Fee Adjustments with respect thereto. Amounts advanced by Response under the Receivables Line will not bear interest except after payment shall have become due hereunder, in which event such advanced amounts shall bear interest at the maximum rate permitted to be lawfully charged. Amounts advanced by Response pursuant to this Section 5.12 shall be payable by Provider upon termination of this Agreement or occurrence of a Provider Event of Default. Response shall have the authority from time to time pursuant to Section 5.11 above to make principal payments on the Receivables Line. Advances on the Receivables Line will be secured by a security interest in and to Accounts Receivable granted pursuant to Section 15.7 below.

         5.13. Ancillary Services. Response shall assist this Provider in adding and operating such ancillary services, including Ancillary Services as defined in Section 2.1(z) of this Service Agreement, as approved by the Oversight Committee.

                                   ARTICLE 6.
                          OBLIGATIONS OF THE PROVIDER

         6.1. Professional Services. The Provider shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to the medical profession, in a manner and to an extent consistent with that established by the Provider prior to effectiveness of this Agreement. The Provider shall also make all reports and inquiries to the National Practitioners Data Bank and/or any state medical licensing board required by Applicable Law. The Provider shall use its best efforts to ensure that each Non-Physician Employee and Technical Employee associated with the Provider to provide medical care to patients of the Provider is licensed by the State of Florida to the extent required. The Provider shall promptly notify Response in writing, citing the underlying circumstances, in the event the Provider or any Physician or Non-Physician Employee associated therewith (i) shall be or become the subject of any investigation into or proceeding with respect to allegations of professional misconduct or incompetence; (ii) shall be or become the subject of any investigation by any Federal or state regulatory agency with respect to any possible violation of any Federal or state law regulating the providing of health care services; (iii) shall be named party to any proceeding alleging violation of any law relating to such person's professional activities or seeking to revoke or suspend such person's professional license or privileges to practice in any hospital or medical center; or (iv) shall become the subject of any proceeding to exclude such person from any Federal or state reimbursement program or shall suffer the revocation or suspension of such person's Medicare provider number, DEA permit, professional license or privileges to practice in any hospital or medical center. In the event that any disciplinary action or medical malpractice actions is initiated against any Physician or other person assisting in the providing of medical services, the Provider shall immediately inform the Executive Director and/or Response of such action and the underlying facts and circumstances. The Provider shall develop a program to monitor the quality of medical care practiced at each Clinic. In that regard, the Provider shall at all times supervise and assume primary professional responsibility for the delivery of all medical or other services to patients by Physician Extender Personnel and any other employee of Response.

         6.2. Medical Practice. The Provider shall use and occupy each Clinic exclusively for the practice of medicine, and shall comply with all Applicable Law and all standards of medical care. It is expressly acknowledged by the parties that the medical practice or practices conducted at a Clinic shall be conducted solely by Physicians associated with the Provider, and no other physician or medical practitioner shall be permitted to use or occupy a Clinic without the prior written consent of Response and the Provider.

         6.3. Employment of Physicians. The Provider shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of its Physicians , although at the request of the Provider, Response shall consult with the Provider respecting such matters.
The Provider shall be responsible for the payment of all Physician Expense and Non-Physician Employee Compensation now or hereafter applicable to Physicians and Non-Physician Employees; provided, however, that Response shall provide the payroll service for computing, accounting for and disbursing or paying all salaries and benefits of the Provider employees, all of whom may be paid out of the Provider Operating Account. With respect to Physicians, the Provider shall only employ and contract with licensed Physicians meeting applicable credentialling guidelines established by the Provider.

         6.4.  Licensing Fees, Professional Dues and Education Expenses.
Except as provided in Section 5.5(g), the Provider and Physicians shall be solely responsible for payment of the cost of professional licenses and dues for membership in professional associations and continuing professional education costs. The Provider shall ensure that each of its Physicians and Non-Physician Employees participates in such continuing medical education as is necessary for such person to maintain current practical and academic knowledge of the field of medicine and health care in which the Provider is engaged.

         6.5. Professional Insurance Eligibility. The Provider and Responseshall collaborate in obtaining and retaining of professional liability insurance by assuring that all Physicians and Non-Physician Employees are insurable, and participating in an ongoing risk management program. Professional liability insurance with respect to Physicians shall be paid for by the Provider or its Physicians and shall not be Clinic Expense. Professional liability insurance with respect to Non-Physician Employees shall be paid for by Response and shall be Clinic Expense.

         6.6. Events Excusing Performance. The Provider shall not be liable to Response for failure to perform any of the services required herein in the event of strikes, lock-outs calamities, acts of God, unavailability of supplies or other events over which the Provider has no control for so long as such events continue, and for a reasonable period of time thereafter.

         6.7. Fees for Professional Services. The Provider shall be solely responsible for legal, accounting and other professional service fees incurred by the Provider, except as set forth in Section 5.5(i) herein.

         6.8. Peer Review; Clinical Trials. At Response's request, the Provider agrees to participate in Response's clinical trials program or any data collection and analysis program maintained by Response from time to time. The Provider agrees to cooperate with Response in establishing a system of peer review as necessary to obtain provider contracts. In connection therewith, the Provider agrees to assist in the formulation of oncology and cancer care provider guidelines for each treatment or surgical modality, and agrees to abide by said guidelines, and further agrees to submit to periodic reviews by a third party to monitor compliance with said guidelines. The Provider acknowledges that the establishment of provider guidelines may be necessary to obtain PPO, HMO, IPA and other similar provider contracts, both private and government funded. To the extent that said provider guidelines must be filed or registered with any Third Party Payor, the Provider agrees to cooperate with Response in making such filings or registrations. It is agreed and acknowledged that all such peer review guidelines shall be established and monitored by medical personnel on the staff of the Provider and other practices that are part of the peer review process, and shall not be promulgated, established or enforced independently by Response. To the extent possible, all information obtained through the peer review process shall remain confidential and the parties shall take all steps reasonably necessary to assure that all privileges and immunities provided by Applicable Law remain intact.

         6.9  Provider Employee Benefit Plans.

         (a) The Provider shall not enter into any new "employee pension benefit plan" (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") without the consent of Response (which will not be unreasonably withheld).

         (b) Response shall have the sole and exclusive authority to adopt, amend or terminate any employee benefit plan for the benefit of its employees, regardless of whether such employees are leased employees, unless such actions would require the amendment, freeze or termination of any tax qualified retirement plan of the Provider to avoid disqualification of any such plan, in which case any such action would be subject to the express prior written consent of the Oversight Committee. Response shall have the sole and exclusive authority to appoint the trustee, custodian and administrator of any such plan.

         (c) In the event that any "employee welfare benefit plan" (as defined in ERISA Section 3(l)) maintained or sponsored by the Provider must be amended, terminated, modified or changed as a result of the Provider or Response being deemed to be a part of an affiliated service group, the Oversight Committee will replace such plan or plans with a plan or plans that provides those benefits approved by the Oversight Committee. It shall be the goal of the Oversight Committee in such event to provide substantially similar or comparable benefits if the same can be provided at a substantially similar cost to the replaced plan.

                                   ARTICLE 7.
           EMPLOYMENT AGREEMENTS, RESTRICTIVE COVENANTS AND REMEDIES

                 The parties recognize that the services to be provided by Response shall be feasible only if the Provider operates an active medical practice to which the Physicians associated with the Provider devote their full time and attention. To that end:

         7.1. Employment Agreements with Physicians. As a condition to Response's continuing obligations hereunder, the Provider and each Physician now or hereinafter employed thereby shall execute and deliver to each other an Employment Agreement.

         7.2. Restrictive Covenants by Provider and Physicians. As a material inducement to Response to consummate the Purchase Agreement and execute, deliver and perform this Service Agreement, the Provider and each Physician Stockholder shall not engage in the practice of oncology or hematology, including providing or supervising the provision of chemotherapy, radiation treatment or other cancer therapies, within Broward County, Florida (the "Practice Territory") during the term of this Agreement and for a period of five (5) years after any termination of this Agreement or cessation of a Physician's employment with the Provider. Notwithstanding the foregoing, (A) any such restrictive covenant shall not restrict such Physician from (i) delivering physician services that are unrelated to the fields of hematology or oncology, including the practice of internal medicine, (ii) teaching hematology and/or oncology or (iii) assuming directorships of hospices following termination of any such employment relationship with the Provider; and (B) such restrictive covenant shall not apply to any Stockholder if such Stockholder pays any Liquidated Damages to Response pursuant to Section 11.6 hereunder.

         7.3. Restrictive Covenants of Response. During the term of this Agreement, neither Response nor any Affiliate, officer, director or employee of Response or any Affiliate shall, without the consent of the Provider, purchase or otherwise acquire any oncology or hematology practice within the Practice Territory or establish, operate or enter into a service agreement with, or provide services similar to those provided under this Agreement to, any medical group or physician engaged in the practice of oncology or hematology within the Practice Territory. In that regard, the Provider and the Stockholders hereby consent to Response acquiring the practices of and entering into management services agreements with Drs. Rosenberg & Kalman and Drs. Weisberg, Weiss and Weinreb in Tamarac, Florida.

         7.4. Enforcement. Response, the Provider and the Stockholders acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this Article 7 shall be inadequate, either party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist by law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of Article 7 relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this Article 7. The invalidity or non-enforceability of this Article 7 in any respect shall not affect the validity or enforceability of the remainder of this Article 7 or of any other provision of this Agreement.

                                   ARTICLE 8.
                             FINANCIAL ARRANGEMENTS

         8.1. Service Fees. Subject to the terms of Section 5.11, in consideration for its services hereunder, Response shall receive the Base Service Fee and Performance Fee, computed pursuant to Schedule A hereto, as compensation for its services hereunder. The Service Fees shall be determined on an annual basis, based on annual financial statements prepared pursuant to
Section 5.3 above. The Base Service Fee shall be payable by means of the procedure set forth in Section 8.2 below. Notwithstanding the foregoing or any other provision in this Service Agreement, in the event the sum of the Base Service Fee, Non-physician Employee Compensation and Practice Retainage, based on the annual financial statements, shall exceed the aggregate Practice Revenue of the Provider (a "deficiency"), then (i) first, the Fixed Portion of the Base Service Fee shall be reduced by the amount of such deficiency and Response shall reimburse the Provider for the amount of such deficiency, to the extent the same shall have been retained by Response pursuant to Section 8.2 below, and (ii) to the extent such deficiency is greater than the Fixed Portion, such remaining deficiency will be reimbursed by Response to the Provider. Any reimbursement pursuant to this Section 8.1 shall be made by Response no later than the 15th day of March following the year in which such deficiency arose. In the event that Response is required to fund any deficiency pursuant to this
Section 8.1, then in any future year in which an Annual Surplus exists, such Annual Surplus will first be paid to Response to the extent of any cumulative deficiency funded by Response.

         8.2. Base Service Fee. The Clinic Expense Portion of the Base Service Fee shall be payable by the Provider to Response out of the Provider Operating Account as Clinic Expenses are incurred by Response, subject to ordinary, reasonable and customary payment terms on invoices for goods and services, and subject to Section 5.11 and the adjustments as set forth in
Section 8.1 above. The Fixed Portion of the Base Service Fee shall be payable by the Provider to Response out of the Provider Operating Account on a monthly basis based on monthly financial statements prepared pursuant to Section 5.6 above, provided that Response shall have made all advances pursuant to the Receivables Line pursuant to Section 5.12 above, and, provided, further, that if at any time there shall be insufficient funds in the Provider Operating Account to pay all or any part of the Fixed Portion, then such unpaid Fixed Portion (if any) shall be accrued. The Performance Fee will be computed as of the end of each calendar year based on amounts recorded during the calendar year.

         8.3 Interim Closing. At the election of either party, given to the other in writing no later than June 15 of each year, Response shall, not later than July 20 of such year, make an interim computation of the Service Fee earned, and/or deficiency, as the case may be, pursuant to Section 8.1 above, which computation shall be effective as of June 30 of such year. Response and the Provider shall settle, in cash, the computed Service Fee or deficiency, as the case may be, resulting from such interim closing.

                                   ARTICLE 9.
                                    RECORDS

         9.1. Patient Records. Upon termination of this Agreement, the Provider shall retain all patient medical records maintained by the Provider or Response in the name of the Provider. Response shall, at its option, and if allowed under Applicable Law be entitled to have reasonable access during normal business hours to the Provider's patient medical records applicable to the period of Response's performance under this Agreement. Moreover, the Provider shall, at its option, be entitled to retain copies of financial and accounting records relating to all services performed by the Provider or Response under this Agreement. All parties agree to maintain the confidentiality of patient identifying information and not to disclose such information except as may be required or permitted by Applicable Law.

         9.2. Records Owned by Response. All records relating in any way to the operation of a Clinic which are not the property of the Provider under the provisions of Section 9.1 above, shall at all times be the property of Response.

         9.3. Access to Records. During the term of this Agreement and thereafter, the Provider or its designee shall have reasonable access during normal business hours in Ft. Lauderdale, Florida to the Provider's and Response's financial and accounting records, including, but not limited to, records of collections, expenses and disbursements, as kept by Response in performing Response's obligations under this Agreement, and the Provider may copy any and or all such records.

         9.4. Government Access to Records. To the extent required by Section 1861(v)(1)(I) of the Social Security Act, each party shall, upon proper request, allow the United States Department of Health and Human Services, the Comptroller General of the United States, and their duly authorized representatives access to this Agreement and to all books, documents, and records necessary to verify the nature and extent of the costs of services provided by either party under this Agreement, at any time during the term of this Agreement and for an additional period of four (4) years following the last date services are furnished under this Agreement. If either party carries out any of its duties under this Agreement through an agreement between it and an individual or organization related to it or through a subcontract with an unrelated party, that party to this Agreement shall require that a clause be included in such agreement (the value of which is in excess of $10,000.00) to the effect that until the expiration of four (4) years after the furnishing of services pursuant to such agreement, the related organization shall make available, upon request by the United States Department of Health and Human Services, the Comptroller General of the United States, or any of their duly authorized representatives, all agreements, books, documents, and records of such related organization that are necessary to verify the nature and extent of the costs of services provided under that agreement.

                                  ARTICLE 10.
                            INSURANCE AND INDEMNITY

         10.1. Insurance to be Maintained by the Provider. Throughout the term of this Agreement, each Physician shall maintain comprehensive professional liability insurance with limits of not less than $500,000 per claim and with aggregate policy limits of not less than $1,000,000 per physician. The Provider shall be responsible for all liabilities in excess of the limits of such policies. Response shall have the option, with Oversight Committee approval, of providing such professional liability insurance through an alternative program, provided such program meets the requirements of the Insurance Commissioner of the State of Florida. Response shall reimburse the Provider for any unearned professional liability insurance premiums paid by the Provider to the extent not reimbursed or reimbursable by the Provider's insurance carrier if the Provider's existing professional liability insurance program is canceled and replaced by a comparable professional liability insurance program initiated by Response.

         10.2. Insurance to be Maintained by Response. Throughout the term of this Agreement, Response shall provide and/or maintain comprehensive professional liability insurance for all Non-Physician Employees and Physician Extender Employees, the cost of which shall be a Clinic Expense, with limits as determined reasonable by Response in its national program, and comprehensive general liability and property insurance covering each Clinic premises and operations.

         10.3. Additional Insureds. The Provider and Response each agrees to use its best efforts to have the other named as an additional insured on the their respective professional liability insurance programs.

                                  ARTICLE 11.
                              TERM AND TERMINATION

         11.1. Term of Agreement. This Service Agreement shall be effective immediately preceding the closing of the Purchase Agreement and shall expire on June 30, 2036, unless earlier terminated pursuant to the terms hereof.

         11.2. Extended Term. Unless earlier terminated as provided for in this Agreement, the term of this Agreement shall be automatically extended for additional terms of five (5) years each, unless either party delivers to the other party, not less than one hundred eighty (180) days prior to the expiration of the preceding term, written notice of such party's intention not to extend the term of this Agreement.

         11.3. Response Event of Default. The occurrence of any of the following events shall constitute a default by Response (a "Response Event of Default") under this Agreement, giving the Provider the right to the remedies set forth in Section 11.5 below:

                 (a) the filing by Response of a petition in voluntary bankruptcy or an assignment by Response for the benefit of creditors, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Response, except for the filing of a petition in involuntary bankruptcy against Response which is dismissed within one hundred twenty (120) days thereafter.

                 (b) any material default by Response in the performance of any of its duties or obligations under this Agreement , and such default or breach shall continue for a period of sixty (60) days (fifteen (15) days in the case of Response's failure to provide required advances under the Receivables Line) after written notice thereof has been given to Response by the Provider.

                 (c) in the event Response shall, intentionally or in bad faith, misapply funds or assets of the Provider or commit a similar act which cause material harm to the Provider.

         Notwithstanding the foregoing, if a particular default listed above is subject to cure, the occurrence of such default more than twice in any twelve month period extending from July 1 to June 30 of the next succeeding year shall not carry the curative right provided above.

         11.4. Provider Event of Default. The occurrence of any of the following events shall constitute a default by the Provider (an "Provider Event of Default") under this Agreement, giving Response the right to the remedies set forth in Section 11.6 below:

                 (a) the filing by the Provider of a petition in voluntary bankruptcy or an assignment by the Provider for the benefit of creditors, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by the Provider, except for the filing of a petition in involuntary bankruptcy against the Provider which is dismissed within one hundred twenty (120) days thereafter; provided, further, that if the Physicians comprising the Provider are lawfully able, within 120 days after the occurrence of such event, to reorganize the practice or transfer its assets, patients, goodwill and going concern value to a newly-formed entity and continue such practice, and if such new entity and its principal stockholders or owners assumes all of the obligations of the Provider under the Service Agreement or enter into a new Service Agreement with Response for the remaining term and containing substantially the same terms and conditions as the original Service Agreement, then Response will not terminate the original Service Agreement.

                 (b) any material default by the Provider in the performance of any of its duties or obligations under this Agreement, and such default or breach shall continue for a period of sixty (60) days after written notice thereof has been given to the Provider by Response.

                 (c) the termination or suspension of the Provider's Medicare Provider Number as a result of the action or inaction of physicians, and such termination or suspension shall continue for ninety (90) days, or if any Physician employed by the Provider shall have his license to practice medicine or DEA license revoked or suspended and the affected physician or the Provider, as the case may be, shall not, within 90 days, either gain reinstatement of such license or otherwise find a suitable replacement for such physician (which replacement may be the shifting of case load to an existing physician employee of the Provider), unless the Provider shall at that time be acting in good faith (and shall provide reasonable evidence of the action being taken) to reverse such termination or suspension. Notwithstanding any good faith effort on the part of Oncology to reverse such termination or suspension, if such termination or suspension shall not be reversed within ninety (90) days after occurrence, an event of default shall be deemed to have occurred.

         Notwithstanding the foregoing, if a particular default listed above is subject to cure, the occurrence of such default more than once in any twelve month period extending from July 1 to June 30 of the next succeeding year shall not carry the curative right provided above.

         11.5. Remedies upon Response Event of Default. Upon the occurrence of a Response Event of Default, the Provider shall have the right to terminate this Agreement by written notice to Response without any further obligation to Response for the Service Fee after the giving of such notice. In such event the Provider shall have the option to purchase from Response, and upon proper exercise of such option by the Provider in the manner hereinbelow provided, Response shall sell to the Provider, all assets and properties, tangible and intangible (which intangible assets shall not include any intangible asset related to this Service Agreement), owned by Response and used by the Provider in its medical practice ("Practice Assets") for a price, payable in cash, equal to the book value of the Practice Assets. The Provider shall exercise such option by giving written notice to Response within sixty (60) days after the occurrence of the Response Event of Default.

         11.6. Remedies upon Provider Event of Default. Upon the occurrence of a Provider Event of Default, Response shall have the right (and, during the initial two (2) years hereof, the obligation) to terminate this Agreement by written notice to the Provider, and the Provider shall have no further obligation to Response for the Service Fee after the date such notice is received. In such event, the Provider shall be obligated to pay to Response the Liquidated Damages Amount in complete satisfaction of any and all damages suffered by Response hereunder. Such Liquidated Damages Amount shall be payable by the Provider in cash within sixty (60) days after occurrence of the Provider Event of Default. Each Stockholder hereby severally, and not jointly, guarantees the foregoing obligation of the Provider and agrees to pay to Response his pro rata share of the Liquidated Damages Amount provided that and to the extent he is a Remaining Physician Stockholder for purposes of this Agreement, with the pro rata share being equal to the Liquidated Damages
Amount times (x) such Remaining Physician Stockholder's proportionate interest in the Provider as of the date hereof, less (v) the amount of the Liquidated Damages Amount paid by the Provider times such Remaining Physician Stockholder's proportionate interest in the Provider as of the date of such payment by the Provider; provided, however, that if a Stockholder is not a Remaining Physician Stockholder at the time of a Provider Event of Default because of his permissive retirement before age 55 with consent of the Oversight Committee, then the Remaining Physician Stockholders' pro rata share of the foregoing guaranteed amount shall be increased by their respective pro rata shares of the obligation that such retiring Stockholder would have had had he not retired. Moreover, in such event the Provider shall have the obligation to purchase from Response, and Response shall sell to the Provider, (i) all Practice Assets for a price equal to the book value of the Practice Assets as of the date of the Provider Event of Default, and (ii) any intangible asset then carried on Response's books for a price equal to its then book value.

                 11.7. Closing of Repurchase by the Provider and Effective Date of Termination. The Provider shall pay cash for Practice Assets and intangible assets repurchased hereunder. The amount of the purchase price shall be reduced by the amount of debt and liabilities of Response assumed by the Provider, by the amount of Liquidated Damages received by Response from the Provider or any Physician Stockholder pursuant to Section 11.6 above, and by any payment Response has failed to make under this Agreement, provided that such payments or obligations are not otherwise accounted for in the liabilities assumed by the Provider in connection with the repurchase described herein.
The closing date for the repurchase shall be determined by the Provider, but shall in no event occur later than 90 days from the date of the notice of termination. In the event of such repurchase, each party shall use its best efforts to obtain such consents and authorizations to such transaction as may be required by Applicable Law or otherwise. In such event, Response shall execute and deliver to the Provider such assignments to leases and other contracts and such bills of sale and other transfer or closing documents necessary to effect such transaction. The Provider shall execute and deliver to Response such officers' certificates, assumption agreements and other closing documents necessary to close such transaction. Between the date of termination and the closing of the repurchase the Provider shall be entitled to use all Practice Assets, and Response hereby grants the Provider a license to use the Practice Assets in such event. In consideration of the foregoing license, the Provider will pay to Response an amount equal to any rental payments by Response to any third party vendor in respect of all Practice Assets.

                                   ARTICLE 12
                         DAMAGE AND LOSS; CONDEMNATION

         12.1. Use of Insurance Proceeds. All insurance or condemnation proceeds payable by reason of any physical loss of any of the improvements comprising the facilities or the furniture, fixtures and equipment used by the Clinics, shall be available for the reconstruction, repair or replacement, as the case may be, of any damage, destruction or loss. The Oversight Committee, in consultation with the Provider, shall review and approve such reconstruction, repair or replacement.

         12.2. Temporary Space. In the event of substantial damage to or the condemnation of a significant portion of the facilities, Response shall use its best efforts to provide temporary facilities until such time as the facilities can be restored or replaced.

                                   ARTICLE 13
                 REPRESENTATIONS AND WARRANTIES OF THE PROVIDER

         The Provider represents, warrants, covenants and agrees with Response that:

         13.1. Validity. The Provider is a professional association duly organized, validly existing and in good standing under the laws of the State of Florida. The Provider has the full power and authority to own its property, to carry on its business as presently being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby.


         13.2. Permits. The Provider and all physicians and other health care professionals associated with or employed by the Provider have all permits and licenses and other Necessary Authorizations required by all Applicable Laws, except where failure to secure such licenses, permits and other Necessary Authorizations does not have a material adverse effect; have made all regulatory filings necessary for the conduct of the Provider's business; and are not in violation of any of said permitting or licensing requirements.

         13.3. Authority. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and this Agreement is a valid and binding Agreement of the Provider, enforceable in accordance with its terms. The Provider has obtained all third-party consents necessary to enter into and consummate the transaction contemplated by this Agreement. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by the Provider with any of the provisions hereof, will:

                 (a) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the assets of the Corporation to be acquired pursuant to the Purchase Agreement, the Provider's charter or bylaws or any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which the Provider is a party, or by which either the Provider or any of the assets to be conveyed hereunder is bound; or

                 (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable either to the Provider or any of the assets to be conveyed hereunder.



                                   ARTICLE 14
                   REPRESENTATIONS AND WARRANTIES OF RESPONSE

         Response represents, warrants, covenants and agrees with the Provider as follows:


         14.2. Authority. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and this Agreement is a valid and binding Agreement of Response enforceable in accordance with its terms. Response has taken all necessary action to authorize the execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the charter or the bylaws of Response or any indenture, mortgage, deed of trust, lien, lease, agreement, arrangement, contract, instrument, license, order, judgment or decree or result in the acceleration of any obligation thereunder to which Response is a party or by which it is bound.


         14.4. Permits. Response has all permits and licenses and other Necessary Authorizations required by all Applicable Laws, except where failure to secure such licenses, permits and other Necessary Authorizations does not have a material adverse effect; have made all regulatory filings necessary for the conduct of Response's business; and are not in violation of any of said permitting or licensing requirements.



                                   ARTICLE 15
                           COVENANTS OF THE PROVIDER

         15.1. Merger, Consolidation and Other Arrangements. The Provider shall not incorporate, merge or consolidate with any other entity or individual or liquidate or practice at any location other than the Clinics or dissolve or wind-up the Provider's affairs or enter into any partnerships, joint ventures or sale-leaseback transactions or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any other person or entity without first obtaining the prior written consent of Response; provided, however, that no such consent shall be required in respect of any incorporation, merger, consolidation, partnership, joint venture or acquisition transaction that (i) results in the continued, unimpaired operation of the Clinics; and (ii) results in the Physician Stockholders maintaining at least a fifty percent (50%) voting and equity interest in the Clinics. The Provider acknowledges and agrees that such consent may be withheld if Response and the Provider cannot mutually agree upon the terms and conditions of a new Service Agreement with the Provider.

         15.2. Necessary Authorizations/Assignment of Licenses and Permits. The Provider shall maintain all licenses, permits, certifications, or other Necessary Authorizations and shall not assign or transfer any interest in any license, permit, certificate or other Necessary Authorization granted to it by any Governmental Authority, nor shall the Provider assign, transfer, or remove or permit any other individual or entity to assign, transfer or remove any records of the Provider, including without limitation, patient records, medical and clinical records (except for removal of such patient records as directed in writing by the patients owning such records or as otherwise required under any Applicable Law).

         15.3. Transaction with Affiliates. The Provider shall not enter into any transaction or series of transactions, whether or not related or in the ordinary course of business, with any Affiliate of Response, other than on terms and conditions substantially as favorable to the Provider as would be obtainable by the Provider at the time in a comparable arms-length transaction with a person not an Affiliate of Response.

         15.4. Compliance with All Laws. The Provider shall comply with all laws and regulations relating to the Provider's practice and the operation of any cancer care facility, including, but not limited to, all state, federal and local laws relating to the acquisition or operation of a health care practice. Furthermore, the Provider shall not violate any Applicable Laws.

         15.5. Third Party Payor Programs. The Provider shall maintain the Provider's compliance with the requirements of all Third Party Payor Programs in which the Provider is currently participating or authorized to participate.

         15.6. Change in Business or Credit and Collection Policy. The Provider shall not make any change in the character of the Provider's business or in the credit and collection policy, which change would, in either case, impair the collectibility of any Accounts Receivable or otherwise modify, amend or extend the terms of any such account other than in the ordinary course of business.

         15.7. Security Interest. The Provider shall, effective as of the date hereof, be deemed to have granted (and the Provider does hereby grant) to Response a first priority security interest in and to any and all of the Accounts Receivable (except Governmental Receivables) and the proceeds thereof (including the proceeds, after deposit into the Provider Operating Account, from the collection of Governmental Receivables) to secure the repayment of all amounts advanced to the Provider under the Receivables Line and all accrued interest thereon, and this Agreement shall be deemed to be a security agreement. The Provider agrees that five (5) days shall be reasonable prior notice of the date of any public or private sale or other disposition of all or part of such pledged Receivables. Upon a default by the Provider in the payment of amounts due under the Receivables Line, Response may at its option exercise from time to time any and all rights and remedies available to it under the UCC or otherwise. The Provider represents and warrants that the location of the Provider's principal place of business, and all locations where the Provider maintains records with respect to its Accounts Receivables are set forth under its name in Section 16.5 hereof. The Provider agrees to notify Response in writing thirty (30) days prior to any change in any such location. The exact name of the Provider is as set forth at the beginning of this Agreement. The Provider is a new professional association, and the medical practice conducted by the Provider was formerly conducted under the name "Rymer, Zaravinos & Faig, M.D., P.A.," a Florida professional association. The Provider shall notify Response in writing thirty (30) days prior to any change in any such name.

         15.8. Representations and Warranties. The Provider agrees to notify Response in the event that any representation or warranty contained in Article 13 of this Agreement becomes untrue in any material respect.


                                  ARTICLE 16.
                               GENERAL PROVISIONS

         16.1. Assignment. Response shall have the right to assign its rights hereunder to any person, firm or corporation under common control with Response and to any lending institution, for security purposes or as collateral, from which Response obtains financing. Except as set forth above, neither Response nor the Provider shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party.

         16.2. No Practice of Medicine. The parties acknowledge that Response is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of Response in this Agreement should be construed or deemed by any Governmental Authority or court to constitute the practice of medicine, the performance of said act or service by Response shall be deemed waived and forever unenforceable.

         16.3. Whole Agreement; Modification. This Agreement supersedes all prior agreements between the parties, and there are no other agreements or understandings, written or oral, between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

         16.4. Arbitration of Disputes; Legal Fees. Any dispute arising under this Service Agreement shall be submitted by the parties to binding arbitration pursuant to the Florida Uniform Arbitration Act, with any such arbitration proceeding being conducted in Ft. Lauderdale, Florida in accordance with the rules of the American Arbitration Association. Any arbitration panel presiding over any arbitration proceeding hereunder is hereby empowered to render a decision in respect of such dispute, to award costs and expenses (including reasonable attorney fees) as it shall deem equitable and to enter its award in any court of competent jurisdiction.

         16.5. Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

                     To Response:       Response Oncology, Inc.
                                        1775 Moriah Woods Blvd.
                                        Memphis, Tennessee  38117
                                        Attn:  Joseph T. Clark, CEO

                     With copies to:    John A. Good, Esq.
                                        Executive Vice-President -- General Counsel
                                        Response Oncology, Inc.
                                        1775 Moriah Woods Blvd.
                                        Memphis, Tennessee 38117

                     To Provider:       Southeast Florida Hematology Oncology Group, P.A.
                                        Attn:  William Rymer, M.D.
                                        5700 N. Federal Highway
                                        Suite 5
                                        Ft. Lauderdale, Florida  33308

               With copies to:    Stanley H. Kuperstein, Esq.
                                  Geiger, Kasdin, Heller & Kuperstein, P.A.
                                  1428 Brickell Avenue, 6th Floor
                                  Miami, Florida  33131

or to such other addresses as either party shall notify the other.

         16.6. Binding on Successors. Subject to Section 16.1, this Agreement shall be binding upon the parties hereto, and their successors, assigns, heirs and beneficiaries.

         16.7. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         16.8. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The parties acknowledge that Response is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of Response in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Response shall be deemed waived and forever unenforceable.

         16.9. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

         16.10. Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         16.11. Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

         16.12. Confidentiality. Except for disclosure to its bankers, underwriters or lenders, or as necessary or desirable for conduct of business, including negotiations with other acquisition candidates, neither party hereto shall disseminate or release to any third party any information regarding any provisions of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiations of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions;
(ii) becomes available on a non-confidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law or pursuant to court order.

         16.13. Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decisions, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Provider and Response shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Provider and Response.

         16.14. Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         16.15. Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         16.16. No Obligation to Third Parties; Nonrecourse Obligation. None of the obligations and duties of Response or the Provider under this Agreement shall in any way or in any manner be deemed to create any obligation of Response or of the Provider to, or any rights, in, any person or entity not a party to this Agreement. The Stockholders, their heirs, legatees, successors and assigns shall have no individual obligation for the performance of the provisions hereof except as expressly provided herein

         16.17. Communications. The Provider and Response agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on mattes relating to the successful operation of the Provider's practice at a Clinic.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                           SOUTHEAST FLORIDA HEMATOLOGY ONCOLOGY GROUP, P.A.

                           By:
                              -------------------------------------------------

                           Title:
                                 ----------------------------------------------


                           RESPONSE ONCOLOGY OF FT. LAUDERDALE, INC.

                           By:
                              -------------------------------------------------

                           Title:
                                 ----------------------------------------------



                           STOCKHOLDERS:



                           ------------------------------------------
                           William Rymer, M.D.



                           ------------------------------------------
                           Theodore Zaravinos, M.D.


                           ------------------------------------------
                           Douglas Faig, M.D.

                   RESPONSE ONCOLOGY OF FT. LAUDERDALE, INC.
                               SERVICE AGREEMENT
                                   SCHEDULE A

BASE SERVICE FEE

         The Base Service Fee shall be equal to the sum of (i) amounts recorded as Clinic Expenses (the "Clinic Expense Portion") plus (ii) the sum of (A) *** of the difference of Practice Revenue minus Ancillary Revenue (the "Base Portion"); plus (B) *** of Ancillary Net Operating Income (if any, the Percentage Portion) (the Base Portion and Percentage Portion, collectively the "Fixed Portion").

PERFORMANCE FEE

         During the entire term of the Service Agreement, including any extended term, a Performance Fee in an amount equal to *** of any Annual Surplus shall be paid to Response.

         Performance Fees shall be computed on the basis of Annual Surplus computed for each calendar year. For any period during the term of the Service Agreement that does not encompass an entire calendar year, the Performance Fees for such partial period shall be computed as follows:

         a) For any partial period that commences with the execution and delivery of the Service Agreement, the Clinic Expenses (less
         Ancillary Clinic Expenses) and Practice Revenue (less Ancillary Revenue) from such commencement date until the end of the calendar year of commencement shall be determined. The sum of Clinic Expenses (less Ancillary Clinic Expenses), Practice Retainage and the Base Portion of the Fixed Portion of the Service Fee (both computed on Practice Revenue, less Ancillary Revenue, for such period) will be subtracted from Practice Revenue, less Ancillary Revenue for such period, with the difference then being divided by the number of days in such period, and the quotient multiplied by 365. The computation formula set forth above will be applied to the annualized Annual Surplus to compute an annualized Performance Fee, which shall then be divided by 365 and multiplied by the number of days in the partial period to yield the Performance Fee payable with respect to such short period.

         b) For any partial period that commences on the first day of a calendar year and ends prior to the last day thereof, Annual Surplus for the full year will be computed based on the definition thereof, which result shall then be divided by 365 and multiplied by the number of days during the partial period to yield the Performance Fees payable with respect to such short period.

LIQUIDATED DAMAGES AMOUNT

                 The amount of *** until ***, at which time such amount shall be *** per Remaining Physician Stockholder for the duration of this Agreement.

*** MATERIAL REDACTED PURSUANT TO CLAIM FOR CONFIDENTIAL TREATMENT

PRACTICE RETAINAGE

         For purposes of this Agreement, the Practice Retainage shall equal *** of Practice Revenue, and amounts received directly by Physicians as salary from sources other than Provider (unless covered by Schedule 4.2(c)) shall be charged against this number.

*** MATERIAL REDACTED PURSUANT TO CLAIM FOR CONFIDENTIAL TREATMENT